Exhibit 10.1

Robert E. Swanson
Chairman

July 31, 2009

Randall D. Holmes

Re:	Ridgewood Renewable Power LLC Senior Executive Bonus Plan

Dear Randy:

Under Section 2 (a) of the Ridgewood Renewable Power LLC Senior Executive Bonus Plan, a "Qualified Transaction" is defined as "an RRP Asset Disposition or a Trust Asset Disposition that is consummated pursuant to a definitive purchase and sale agreement executed and delivered by all the parties thereto on or prior to June 30, 2009."

Since some of the contemplated transactions that we are working on have been delayed, this letter will confirm that the date under the Senior Executive Bonus Plan is being extended by deleting the "June 30, 2009" phrase and inserting the phrase "December 31, 2009" in lieu thereof. Except for this amendment, the other provisions of the Senior Executive Bonus Plan remain in effect as written.

Please sign this letter in the space indicated below and return it to me to confirm this extension and your continued participation in the Plan.

Sincerely yours,

/s/ Robert E. Swanson
Agreed:

/s/ Randall D. Holmes	August 1, 2009
Randall D. Holmes

947 Linwood Avenue, Ridgewood, New Jersey 07450 • T: (201)447-9000 F: (201)447-0474